Exhibit 99.1

Shuttle Pharmaceuticals to Present at the 2024

ThinkEquity Conference on Wednesday, October 30, 2024

ROCKVILLE, MD., October 28, 2024 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving the outcomes of cancer patients treated with radiation therapy (“RT”), today announced that its Chief Executive Officer, Dr. Anatoly Dritschilo, will present at the ThinkEquity Conference on October 30, 2024 at 8:30am ET. The Company will also host in person one-on-one meetings with investors.

The ThinkEquity Conference gathers institutional investors, corporate clients, and other industry professionals to highlight groundbreaking innovations and financial strategies.

Dr. Dritschilo’s presentation will include an update on the Company’s progress toward clinical and scientific milestones of its Phase 2 Clinical Trial of Ropidoxuridine for treatment of patients with glioblastoma, a deadly malignancy of the brain with no known cure. Additionally, he will provide an update on the Company’s plans of its subsidiary, Shuttle Diagnostics, Inc., to develop predictive biomarkers for prostate cancer outcomes following radiation therapy, and novel PSMA ligand for theranostic applications.

2024 ThinkEquity Conference

Conference Location: Mandarin Oriental Hotel in New York

Presentation Date: Wednesday, October 30, 2024

Presentation Time: 8:30am ET

Presentation Webcast: The webcasted presentation can be accessed at https://wsw.com/webcast/tep25/shph/1683504 or on the Company’s website at https://shuttlepharma.com/investor-relations/. The webcast will also be available for replay following the event.

1x1 Meetings: Management will be participating in in-person one-on-one meetings at the event on Wednesday, October 30, 2024. To arrange a meeting with management, please contact your ThinkEquity representative, or Lytham Partners at SHPH@lythampartners.com.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharmaceuticals is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (“RT”). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com